SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Federated Investors, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

FEDERATED INVESTORS, INC.

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

INFORMATION STATEMENT

March 24, 2006

INTRODUCTION

This Information Statement is furnished to the shareholders (the “Shareholders”) of Federated Investors, Inc. (“Federated”) by the Board of Directors (the “Board”) in connection with the Annual Meeting of the Shareholders to be held on Thursday, April 27, 2006 in the Westmoreland Room of the Westin Convention Center Pittsburgh, 1000 Penn Avenue Pittsburgh, Pennsylvania, 15222 at 4:00 p.m. local time. Action will be taken at the Annual Meeting for (i) the election of directors, (ii) the approval of an amendment to the Federated Investors, Inc. Stock Incentive Plan (the “Stock Incentive Plan”) to reserve an additional 3,300,000 shares of Class B Common Stock for issuance under the Stock Incentive Plan; and (iii) any other business that properly comes before the meeting.

Federated has shares of both Class A Common Stock, no par value per share (the “Class A Common Stock”) and Class B Common Stock, no par value per share (the “Class B Common Stock”) issued and outstanding. The Class B Common Stock is listed on the NYSE under the symbol FII. Except under certain limited circumstances, the entire voting power of Federated is vested in the holders of the outstanding shares of the Class A Common Stock. All of the outstanding shares of Class A Common Stock are held by a Voting Shares Irrevocable Trust, dated May 31, 1989 (the “Voting Trust”), and will be voted in person at the Annual Meeting. Accordingly, Federated is not soliciting proxies for the Annual Meeting, but is providing this Information Statement to its Shareholders in accordance with Regulation §240.14c-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed to the Shareholders on or about March 24, 2006. Federated’s 2005 Annual Report to Shareholders accompanies this Information Statement.

VOTING SECURITIES

Only holders of record of Class A Common Stock at the close of business on March 1, 2006 (“Record Date”) will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. On that date, 9,000 shares of Class A Common Stock were outstanding, all of which were held by the Voting Trust, the three trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of the members of the family of John F. Donahue. Accordingly, Federated qualifies as a “controlled company” under Section 303A of the New York Stock Exchange Listed Company Manual (the “Rule”) and intends to rely on the exemptions available to controlled companies under the Rule.

The presence of the holder of the Class A Common Stock, constituting all of the votes that all Shareholders are entitled to cast on the election of directors will constitute a quorum for the transaction of business at the Annual Meeting. Any business transacted at the meeting shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all Shareholders entitled to vote thereon. Under the terms of the Voting Trust, the trustees are authorized to vote shares owned by the Voting Trust, and as a result, all of the outstanding shares of Class A Common Stock will be voted in person at the Annual Meeting. The Voting Trust is entitled to cast one vote per share of Class A Common Stock. Directors will be elected by a plurality of the votes cast. Cumulative voting is not allowed. The trustees of the Voting Trust have advised that they intend to vote in favor of all the directors nominated by the Board and approval of the amendment to the Stock Incentive Plan.

BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

The Board currently consists of seven members. Under Federated’s bylaws, directors are elected at each annual meeting and each director holds office until the expiration of the term of one year for which he or she was selected and until a successor is selected and qualified.

The Board has nominated Messrs. John F. Donahue, J. Christopher Donahue, Michael J. Farrell, David M. Kelly, John W. McGonigle, James L. Murdy, and Edward G. O’Connor for election as directors. All of the nominees for director have previously served as members of the Board.

John F. Donahue Age 81	Mr. John F. Donahue is a founder of Federated. He has served as director and Chairman of Federated since Federated’s initial public offering in May 1998. He is a director or trustee of 39 investment companies managed by subsidiaries of Federated. Mr. Donahue is the father of J. Christopher Donahue who serves as President, Chief Executive Officer and director of Federated and Thomas R. Donahue who serves as Chief Financial Officer of Federated.

J. Christopher Donahue Age 56	Mr. J. Christopher Donahue has served as director, President and Chief Executive Officer of Federated since 1998. He is President of 36 investment companies managed by subsidiaries of Federated and director, trustee or managing general partner of 39 investment companies managed by subsidiaries of Federated. Mr. Donahue is the son of John F. Donahue and the brother of Thomas R. Donahue who serves as Chief Financial Officer of Federated.

Michael J. Farrell Age 56	Mr. Michael J. Farrell was elected to the Board in August 1998. He is currently the President of Farrell & Co., a merchant banking firm specializing in heavy manufacturing companies. He has also served in executive capacities for MK Rail Corporation, Motor Coils Manufacturing Co. and Season-All Industries. Mr. Farrell is a Certified Public Accountant. Mr. Farrell currently serves as a director of Neenah Foundry Co. In July 2001, Mr. Farrell assumed the responsibility of CEO of Freedom Forge Corporation concurrent with its filing for protection under Chapter 11 of the U.S. Bankruptcy code. In July 2002, an affiliate of Farrell & Co. and an affiliate of Citicorp Venture Capital, Ltd. purchased substantially all of the operating assets of Freedom Forge Corporation through Standard Steel, LLC (a newly formed company). Mr. Farrell serves as Chief Executive Officer of Standard Steel, LLC.

David M. Kelly Age 63	Mr. David M. Kelly was elected to the Board in April 2004. He is Chairman and Chief Executive Officer of Matthews International Corporation, a designer, manufacturer, and marketer of memorialization products and caskets for the cemetery and funeral home industries. He is chairman of the Matthews International Corporation Executive Committee, the Jas. H. Matthews & Co. Educational and Charitable Trust, and the Matthews International Corporation Pension Board, and serves on the boards of various subsidiaries of Matthews International Corporation. Mr. Kelly is a member of the Board of Directors of Mestek, Inc. and Duquesne Light Holdings Inc.

John W. McGonigle Age 67	Mr. John W. McGonigle has been a director of Federated since 1998. He serves as Vice Chairman, Executive Vice President and Secretary of Federated. Mr. McGonigle is also Chairman of Federated International Management Limited. He has been Chief Legal Officer of Federated since 1998. Mr. McGonigle is also Executive Vice President and Secretary of the investment companies managed by subsidiaries of Federated.

James L. Murdy Age 67	Mr. James L. Murdy was elected to the Board in August 1998. He retired as President, Chief Executive Officer and Director of Allegheny Technologies Incorporated, a diversified manufacturing corporation in 2003. Prior to becoming President he served as Executive Vice President and Chief Financial Officer of Allegheny Technologies Incorporated and Allegheny Teledyne Incorporated and Executive Vice President and Chief Financial Officer of Allegheny Ludlum Corporation.

Edward G. O’Connor Age 65	Mr. Edward G. O’Connor was elected to the Board in April 2001. Since 2000, Mr. O’Connor has served as Special Counsel to the litigation department of the law firm Eckert, Seamans, Cherin & Mellott LLC (“Eckert Seamans”). From 1973 to 1999, Mr. O’Connor was a Member of Eckert Seamans. Mr. O’Connor’s legal practice focuses primarily on products liability and commercial litigation.

Meetings and Committees of the Board

In 2005, the Board met on eleven occasions. The Board has an Audit Committee, Compensation Committee and a Compliance Committee. The Board does not have a Nominating Committee. The Board as a whole performs this function.

Audit Committee

The Audit Committee currently consists of Messrs. Michael J. Farrell, David M. Kelly and Edward G. O’Connor, none of whom is an officer or employee (or former officer or employee) of Federated. Mr. Farrell is Chairman of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Board has determined that the members of the Audit Committee are “Independent”, as defined by the Corporate Governance Rules of the NYSE (“NYSE Rules”). In making this determination, the Board considered all relevant facts and circumstances. Other than serving as directors, Mr. Kelly and Mr. Farrell have no relationship with Federated. Mr. O’Connor has an immediate family member who is an employee of Federated, however in reviewing the circumstances the Board took into consideration that the family member is not an executive officer and his position would not affect Mr. O’Connor’s status as an independent director under NYSE Rules.

The Audit Committee is responsible for monitoring the integrity of the financial statements of Federated, the independent auditors qualifications and independence, the performance of Federated’s internal audit function and independent auditors, and the compliance by Federated with related applicable legal and regulatory requirements. The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. In performing its responsibilities, the Audit Committee reviews with the internal auditors and the independent auditors their annual audit plans and monitors their progress during the year. In discharging its responsibilities, the Audit Committee is entitled to rely upon the reports, findings and representations of Federated’s auditors, legal counsel and responsible officers. In 2005, the Audit Committee met on five occasions.

The Board has determined that Mr. Kelly and Mr. Farrell are Audit Committee Financial Experts as defined under Federal securities laws.

Audit Committee Report

The Audit Committee oversees Federated’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has met to review and discuss the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements.

The Audit Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Federated’s accounting principles as applied to the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received and discussed with the independent auditors the written disclosures required by the Independence Standards Board Standard No. 1 relating to the auditors’ independence from management and Federated. The Audit Committee has considered whether the provisions of non-audit services by the independent auditors is compatible with maintaining the independent auditors’ independence.

The Audit Committee discussed with Federated’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Federated’s internal controls, and the overall quality of Federated’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the

Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission (“SEC”). The Audit Committee also selected Federated’s independent auditors for the fiscal year ending December 31, 2006.

Respectfully Submitted:

Michael J. Farrell, Audit Committee Chairman

David M. Kelly, Audit Committee Member

Edward G. O’Connor, Audit Committee Member

Compensation Committee

The Compensation Committee (the “Committee”) currently consists of Messrs. Michael J. Farrell, James L. Murdy and J. Christopher Donahue as a non-voting member. The Committee has established a sub-committee pursuant to Section 162(m) of the Internal Revenue Code (“Section 162(m)”) which consists solely of Mr. Farrell and Mr. Murdy (the “Sub-Committee). Mr. J. Christopher Donahue is the President and Chief Executive Officer of Federated. Mr. Farrell is Chairman of the Committee. The Committee, and where required by Section 162(m) and Section 16 of the Exchange Act, the Sub-Committee, establishes performance measures and certifies achievement, recommends compensation levels of senior management, awards options and other stock-based compensation, works with senior management on benefit and compensation programs for Federated employees and monitors local and national compensation trends to ensure Federated’s compensation program is competitive within the mutual fund industry. In 2005, the Committee met once.

Report of Compensation Committee on Executive Compensation

In 2005, the Sub-Committee (i) established the 2005 salaries; (ii) certified the achievement of the Performance Thresholds for 2004; (iii) established the Bonus Pool for 2004; and (iv) made awards from the Bonus Pool to the Chief Executive Officer and the other Named Executive Officers (as defined under the section titled “Executive Compensation”). The Sub-Committee also established the Plan Pool, the percentage of such Pool allocable to the Chief Executive Officer and the other Named Executive Officers for 2005 and the Performance Measures to be attained to be eligible for a bonus award.

In January 2006, the Sub-Committee (i) certified the attainment of the Performance Thresholds for 2005; (ii) established the Bonus Pool for 2005; (iii) made awards to the Chief Executive Officer and the other Named Executive Officers from the Bonus Pool including a program whereby a portion of the bonus to be awarded to certain officers is paid in Class B Common Shares of Federated at 85% of the fair market value of such shares on the date of the award. The shares awarded are to be subject to restrictions over a three year period; (iv) established the salaries for the Chief Executive Officer and the other Named Executive Officers for 2006; and (v) established the Plan Pool, the percentage of such Pool allocable to the Chief Executive Officer and the other Named Executive Officers for 2006 and the Performance Measures to be attained to be eligible for a bonus award.

Federated’s compensation program for executive officers (including the Chief Executive Officer) consists primarily of salary and annual incentive bonuses based upon the individual’s and Federated’s performance. Compensation is determined by the Sub-Committee with bonus awards for 2005 made pursuant to the Annual Incentive Plan (the “Annual Incentive Plan”) and the Stock Incentive Plan as amended. Consistent with compensation practices generally applied in the investment management business, base salaries are intended to form a competitive percentage of total cash compensation with a significant portion of compensation intended to be derived from payments made under the Annual Incentive Plan and the Stock Incentive Plan, provided that the performance goals are met. The performance measure which must be achieved for awards to be made under the Annual Incentive Plan is the attainment of operating profits. As a general matter, the size of the pool available for such awards under the Annual Incentive Plan is 7.5% of operating profits, which is defined as annual total revenues less distributions to minority interests and less total expenses (excluding amortization of intangibles, impairment losses and debt expenses).

In determining the appropriate level of compensation, the Sub-Committee acknowledges that the investment management business is highly competitive and that experienced professionals have significant career mobility. Its members believe that the ability to attract, retain, and provide appropriate incentives for highly qualified and experienced personnel is critical to maintain Federated’s competitive position and thereby provide for the future success of Federated. The Sub-Committee believes that competitive levels of cash compensation, together with equity and other incentive programs that are consistent with shareholder interests, are necessary for the motivation and retention of Federated’s professional personnel. Federated’s compensation programs are keyed to achievement, as determined by the Sub-Committee, of short and long-term performance goals.

The Sub-Committee believes that the opportunity to earn incentive compensation motivates employees and ties their success to that of Federated. The payment of incentive compensation in the form of stock of Federated further aligns the interests of the management of Federated with those of its shareholders and encourages them to focus on the long range growth and development of Federated.

In determining the awards for 2005 the Sub-Committee considered a variety of factors, including Federated’s revenues, earnings, earnings per share, and return on equity and payout ratio for the year. The Sub-Committee considered the performance of Federated’s stock as compared to the indices set forth in the performance graph included in this Information Statement and investment performance and financial performance on a comparative basis with other public companies in the investment management business. Marketing and sales effectiveness and product performance were also reviewed. The Sub-Committee considered the settlement reached with the SEC and the New York Attorney General following the investigation into trading practices in the Federated mutual funds. The Sub-Committee took into consideration Federated’s historical compensation policies as well as industry compensation trends as provided in an analysis compiled by an outside consultant. In its review of compensation, and, in particular, in determining the amount and form of actual awards for the Chief Executive Officer and the other executive officers, the Sub-Committee considered the total compensation paid to the executive officers in prior years including long term incentive awards in the form of stock options and restricted stock, retirement benefits, insurance payments and other perquisites. They also considered Federated’s overall performance during the prior periods based upon the factors described above, and its future objectives and challenges. Although the Sub-Committee considered a number of different individual and corporate performance factors, no specific weighting was given to any such factor.

The Sub-Committee has determined that Mr. J. Christopher Donahue will participate in the Annual Incentive Plan. Bonuses paid to Mr. J. Christopher Donahue depend upon both his performance and that of Federated.

The Committee’s goal is to maintain compensation programs that are competitive within the investment management business. The Committee believes that 2005 compensation levels disclosed in this Information Statement are reasonable and appropriate in light of the factors set forth above.

Executive officers also participate in a combined 401(k)/Profit Sharing Plan and are entitled to receive medical, life and disability insurance coverage and other corporate benefits available to most employees of Federated.

Respectfully Submitted:

Compensation Committee

Michael J. Farrell, Chairman

James L. Murdy

J. Christopher Donahue (non-voting)

Compensation of Directors

Members of the Board who are also employees of Federated do not receive cash compensation for their services as directors. In April of 2004, following a recommendation by the Committee, which was based upon an analysis of the duties and responsibilities of the Board, the time commitment required and a review of comparative information, the Board determined that members of the Board who are not employees shall receive (i) $37,500 per year, payable in quarterly installments; (ii) $1,000 per attendance at a Special Meeting of the Board; (iii) $5,000 per year for Board Committee Membership; (iv) $2,500 for Board Committee Chairmanship; (v) options to purchase 7,500 shares of Class B Common Stock upon initial election to the Board, which are subject to a three-year vesting schedule; and (vi) 3,000 options to purchase shares of Class B Common Stock annually, which vest immediately upon grant. According to the Stock Incentive Plan, all of the vested options granted to outside directors are immediately exercisable and may be exercised for a period of ten years from the date of the grant, provided that, in the event of the death or disability of the outside director, the options may only be exercised within twelve months after the death or disability and, in the event that the outside director’s service to Federated is terminated for any reason other than retirement, death or disability, the options may only be exercised for a period of thirty days after the date of such termination of services. Additionally, Federated pays the premiums for term life insurance contracts for each of Messrs. Farrell, Kelly, Murdy and O’Connor which, in the aggregate, costs Federated approximately $200 annually.

Nomination of Directors

Under the NYSE Rules, Federated is not required to have a nominating committee because it is considered a “controlled company” for purposes of these rules. In light of this fact, Federated believes that it is appropriate not to have a nominating committee and therefore does not have a nominating committee charter. Federated’s current practice is for the Board as a whole to perform the functions of a nominating committee. The members of the Audit Committee, Messrs. Farrell, Kelly and O’Connor currently satisfy the independence requirements of the NYSE Rules. As members of the Committee, Messrs. Murdy and Farrell are deemed to be outside directors for purposes of Section 162(m) of the Internal Revenue Code and non-employee directors as defined in Rule 16a-1(f) of the Exchange Act.

The Board does not currently consider director candidates recommended by shareholders, and does not have a formal policy with regard to consideration of director candidates by shareholders. Federated believes that it is appropriate not to have such a policy because of its status as a “controlled company” under the NYSE Rules.

The Board seeks candidates who possess the background, skills, experience, expertise, integrity, and degree of commitment necessary to make a significant contribution to the Board. In connection with its evaluation of a nominee, the Board takes into account all applicable laws, rules, regulations and listing standards and considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and its evaluation of other prospective nominees. Nominees for directorship are recommended to the Board by the Chief Executive Officer and other directors. An invitation to join the Board would be extended by the Chief Executive Officer and the Chairman of the Board.

Corporate Governance

To address corporate governance matters and communicate its business standards Federated has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. Copies of these materials as well as Charters for the Audit, Compensation and Compliance Committees are available on Federated’s website at FederatedInvestors.com. The information is also available in print upon written request.

Under Federated’s policies, the Directors are expected to attend the Annual meeting. During 2005, six of the seven Directors attended the Annual meeting.

Communications with the Board

Non-management members of the Board have regularly scheduled executive sessions without management participation. Mr. Murdy has been selected to preside over these meetings. In order that parties may make their concerns known to non-management directors as well as to the Audit Committee, Compliance Committee and the full Board, the Board has established a telephone messaging system. All messages will be forwarded to Federated’s Chief Compliance Officer for review who will prepare a summary of such communications for the non-management directors, the Audit Committee, the Compliance Committee or the full Board as appropriate. Information concerning the use of the messaging system can be obtained on Federated’s website.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for the years ended December 31, 2005, December 31, 2004 and December 31, 2003 for Federated’s Chief Executive Officer and for the four other most highly compensated executive officers of Federated (the “Named Executive Officers”).

	ANNUAL COMPENSATION				LONG TERM COMPENSATION AWARDS
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Restricted Stock Awards ($)(2)	Securities Underlying Options/SARs (#)	All Other Compensation ($) (3)
John F. Donahue	2005	900,000	1,440,000	85,528	423,559	—	13,215
Chairman	2004	900,000	1,440,000	102,550	423,540	—	12,548
	2003	900,000	1,800,000	110,789	—	—	12,348
J. Christopher Donahue	2005	920,000	1,440,000	122,951	423,559	—	18,770
President and	2004	920,000	760,000	94,443	223,558	—	17,997
Chief Executive Officer	2003	920,000	1,000,000	78,981	—	—	17,797
John W. McGonigle	2005	800,000	840,000	60,968	247,076	—	21,259
Vice Chairman, Executive Vice President,	2004	800,000	652,000	50,361	191,792	—	20,486
Chief Legal Officer and Secretary	2003	800,000	815,000	—	—	—	20,286
Thomas R. Donahue	2005	740,000	880,800	68,654	259,061	—	17,950
Chief Financial Officer	2004	720,000	712,000	54,091	209,430	—	17,297
	2003	700,000	910,000	—	—	—	17,097
John B. Fisher	2005	500,000	1,120,000	—	329,422	—	10,804
President and Chief Executive Officer of	2004	450,000	932,000	—	274,131	—	10,208
Federated Advisory	2003	420,000	1,200,000	—	—	—	9,828
Companies (4)

(1)	Includes medical insurance premiums for 2005 and 2004 of $40,517 and $32,466, respectively for Mr. John F. Donahue, for 2005, 2004 and 2003 of $55,275, $44,283, and $29,475 respectively for Mr. J. Christopher Donahue, for 2005 and 2004 of $40,517 and $32,466, respectively, for Mr. McGonigle, and for 2005 and 2004 of $55,275 and $44,283, respectively, for Mr. Thomas R. Donahue. For 2005, 2004 and 2003 includes $23,408, $40,350 and $61,387, respectively, attributable to Mr. John F. Donahue and for 2005 and 2003 includes $40,525 and $29,662, respectively, attributable to Mr. J. Christopher Donahue for use of the corporate jet. For 2004 includes club dues of $25,075 and $12,675, for Messrs. J. Christopher Donahue and McGonigle, respectively.

(2)	Includes the following awards made in 2006 which reduced the amount of cash bonuses earned by the Named Executive Officers in 2005: 10,956, 10,956, 6,391, 6,701 and 8,521 shares of Class B Restricted Stock, for each of Messrs. John F. Donahue, J. Christopher Donahue, McGonigle, Thomas R. Donahue and Fisher, respectively. These shares will vest as follows, 1/3 in 2007, 1/3 in 2008 and 1/3 in 2009. Also includes the following awards made in 2005 which reduced the amount of cash bonuses earned by the Named Executive Officers in 2004: 14,480, 7,643, 6,557, 7,160 and 9,372 shares of Class B Restricted Stock, for each of Messrs. John F. Donahue, J. Christopher Donahue, McGonigle, Thomas R. Donahue and Fisher, respectively, which had market values of $536,339, $283,097, $242,871, $265,206, and $347,137, respectively, as of December 31, 2005. These shares will vest as follows, 1/3 in 2006, 1/3 in 2007 and 1/3 in 2008. Dividends will be paid on all awards of Restricted Stock while the officer is employed by Federated and on vested shares if the officer is no longer employed by Federated.
(3)	Includes matching contributions under Federated’s 401(k) Plan of $8,400 in 2005, $8,200 in 2004, and $8,000 in 2003, for each of Messrs. John F. Donahue, J. Christopher Donahue, McGonigle, Thomas R. Donahue and Fisher. In addition, Federated paid premiums for life, accidental death, and long term disability insurance in 2005, 2004 and 2003 of $4,815, $4,348 and $4,348, respectively for Mr. John F. Donahue; $10,370, $9,797 and $9,797, respectively for Mr. J. Christopher Donahue; $12,859, $12,286 and $12,286, respectively for Mr. McGonigle; $9,550, $9,097 and $9,097, respectively for Mr. Thomas R. Donahue; and $2,404, $2,008 and $1,828, respectively for Mr. Fisher.
(4)	As of March 8, 2006, Federated Advisory Companies include the following subsidiaries of Federated: Federated Advisory Services Company, Federated Equity Management Company of Pennsylvania, Federated Global Investment Management Corp., Passport Research Limited, Federated Investment Counseling and Federated Investment Management Company.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

The table below sets forth information with respect to stock options held by the Named Executive Officers in 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($)(1) Exercisable/ Unexercisable
J. Christopher Donahue	—	—	218,861/ 500,000	3,417,814/ 3,532,500
John B. Fisher	—	—	98,880/ 250,000	1,608,330/ 1,766,250
Thomas R. Donahue	—	—	164,681/ 490,000	2,478,792/ 5,799,600
John W. McGonigle	—	—	66,213/ 0	1,206,810/ 0

(1)	The “value of unexercised in-the-money options” is calculated by subtracting the exercise price from $37.04, which was the closing sales price of a share of Class B Common Stock on the New York Stock Exchange on December 30, 2005.

Comparative Stock Performance

The following performance graph compares the total shareholder return of an investment in Federated’s Class B Common Stock to that of the Standard and Poor’s 500 ® Index (“S & P 500 Index”), and to a Peer Group Index of publicly-traded asset management firms for the five year period ending on December 31, 2005. The graph assumes that the value of the investment in Federated’s Class B Common Stock and each index was $100 on December 31, 2000. Total return includes reinvestment of all dividends. According to Standard & Poor’s, the S & P 500 Index is a market-value-weighted index of 500 stocks that tend to be the leading companies in leading industries within the U.S. economy. As a member of the S & P 500 Index, Federated is required to include this comparison. Peer Group returns are weighted by the market capitalization of each firm at the beginning of each measurement period. The historical information set forth below is not necessarily indicative of future performance. Federated does not make or endorse any predictions as to future stock performance.

	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Federated	110.13	88.27	103.25	108.39	134.49

S & P 500 ® Index	88.11	68.64	88.33	97.94	102.75

Peer Group *	94.81	81.02	122.02	163.47	206.23

*	The following companies are included in the Peer Group: Affiliated Managers Group, Inc.; Eaton Vance Corp.; Franklin Resources, Inc.; Nuveen Investments, Inc.; T. Rowe Price Group, Inc.; and Waddell & Reed Financial, Inc.

Certain Relationships and Related Transactions

During 2005, no director of Federated served as an executive officer of or beneficially owned of record in excess of a 10% equity interest in (i) any business or professional entity which made during 2005 or proposes to make during the current year, payments to Federated for property or services in excess of five percent of Federated’s consolidated gross revenues for 2005 or in excess of five percent of the other entity’s consolidated gross revenues for the last year, (ii) any business or professional entity to which Federated made during 2005 or proposes to make during the current year payments for property or services in excess of five percent of Federated’s consolidated gross revenues for 2005 or in excess of the other entity’s consolidated gross revenues for its last year, or (iii) any business or professional entity to which Federated was indebted to at the end of 2005 in an aggregate amount in excess of five percent of Federated’s total consolidated assets at the end of 2005.

During 2005, none of the current directors of Federated was a partner or executive officer of any investment banking firm that performed services for Federated during 2005 or that Federated proposes to have perform services for Federated during the current year.

During 2005, Mr. Richard B. Fisher, father of Mr. John B. Fisher, Vice President, was employed by Federated as Vice Chairman. Mr. Richard B. Fisher was provided a salary of $720,000 for his services throughout the year.

SECURITY OWNERSHIP

Class A Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class A Common Stock by each person who is known by Federated to own beneficially more than 5% of the outstanding shares of Class A Common Stock as of March 1, 2006.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Voting Shares Irrevocable Trust dated May 31, 1989	9,000	100.0%
c/o The Beechwood Company Suite 850 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222-3716

All of the outstanding shares of Class A Common Stock are held by the Voting Trust, the trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of members of the family of John F. Donahue. Under the terms of the Voting Trust, the trustees are authorized to vote shares held by the Voting Trust and the trustees additionally may sell, transfer or otherwise dispose of shares owned by the Voting Trust. The entire voting power of Federated is vested in the holder of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles of Incorporation of Federated or as required by applicable law.

Class B Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class B Common Stock as of March 1, 2006 by (i) each of the current Directors of Federated, (ii) Named Executive Officers of Federated, and (iii) all Executive Officers and current Directors of Federated as a group.

Name	Shares Beneficially Owned (1)(2)	Percent of Class
J. Christopher Donahue (3)	6,252,982	5.9%

John W. McGonigle (4)	4,070,055	3.8%

Thomas R. Donahue (5)	2,335,408	2.2%

John F. Donahue (6)	2,161,525	2.0%

John B. Fisher (7)	250,752	*

Michael J. Farrell (8)	42,750	*

James L. Murdy (9)	21,100	*

David M. Kelly (10)	11,100	*

Edward G. O’Connor	6,751	*

All Executive Officers and current Directors as a Group (13 persons)	15,261,203	14.33%

*	Less than 1%.
(1)	Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless stated below, each such person has sole voting and investment power with respect to all such shares.
(2)	Does not include 501,578 shares of Class B Common Stock allocated to the accounts of directors and executive officers who are participants in the 401(k)/ Profit Sharing Plan.
(3)

Includes 50,726 shares owned by Mrs. J. Christopher Donahue; 637,706 shares for which Mr. J. Christopher Donahue has the power to sell, transfer or otherwise dispose under powers of attorney (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 637,706 shares for which he has powers of attorney); 262,165 shares for which Mr. J. Christopher Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 262,165 shares for which he acts as custodian); 302,481 shares owned by the Beechwood Company, L.P. of which Beechmax, Inc. is the general partner, Mr. J. Christopher Donahue is a shareholder of Beechmax, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 3,629,772 shares owned by the Beechwood Company, L.P.); 206,257 shares owned by Comax Partners Limited Partnership, a limited partnership of which Beechmax, Inc. is general partner, Mr. J. Christopher Donahue is a shareholder of Beechmax, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 2,475,084 shares owned by Comax Partners Limited Partnership); 974,666 shares owned by Mr. J. Christopher Donahue’s children sharing his household; and 218,861 stock options which are currently exercisable.

(4)	Includes 3,997,284 shares owned by Fairview Partners, L.P. a limited partnership of which 713 Investment Corporation is the sole general partner (Mr. McGonigle disclaims beneficial ownership of approximately 1,638,887 shares owned by Fairview Partners, L.P.); Mr. McGonigle and his wife are the sole shareholders of 713 Investment Corporation; includes 46,760 currently exercisable stock options held by 713 Investment Company, L.P., a limited partnership of which 713 Investment Corporation is the sole general partner; includes 19,454 currently exercisable stock options held in a trust for the benefit of certain descendants.
(5)	Includes 2,399 shares owned by Mrs. Thomas R. Donahue; 205,437 shares for which Mr. Thomas R. Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. Thomas R. Donahue disclaims beneficial ownership of all of the 205,437 shares for which he acts as custodian); 805,550 shares owned by Maxfund Partners, L.P., a limited partnership of which Maxfund, Inc. is the general partner; Mr. Thomas R. Donahue is a shareholder of Maxfund, Inc.; 302,481 shares owned by the Beechwood Company, L.P. of which Beechmax, Inc. is the general partner; Mr. Thomas R. Donahue is a shareholder of Beechmax, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 3,629,772 shares owned by the Beechwood Company, L.P.); 206,257 shares owned by Comax Partners Limited Partnership, a limited partnership of which Beechmax, Inc. is general partner; Mr. Thomas R. Donahue is a shareholder of Beechmax, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 2,475,084 shares owned by Comax Partners Limited Partnership); 133,975 shares owned by Mr. Thomas R. Donahue’s children sharing his household; and includes 194,681 stock options which are currently exercisable.
(6)	Includes 25,842 shares owned by Shamrock Properties, Inc., a corporation of which Mr. John F. Donahue is the sole shareholder; 338,000 shares owned by Richmond Farms LLC, a Pennsylvania limited liability company, of which Mr. John F. Donahue has controlling interest (Mr. John F. Donahue disclaims beneficial ownership of substantially all of the 338,000 shares owned by Richmond Farms LLC); 1,712,200 shares owned by Bay Road Partners, a Pennsylvania limited partnership, of which AWOL, Inc. is the general partner; 20,810 shares owned by Oyster Bay Properties, Inc.; Mr. John F. Donahue is a shareholder of Oyster Bay Properties, Inc.; 10,686 shares owned by AWOL, Inc.; Mr. John F. Donahue is a shareholder of AWOL, Inc. and 38,821 shares owned by Comax Land Company of Florida; 343 shares owned by John F. Donahue Revocable Trust; and 343 shares owned by Rhodora J. Donahue Revocable Trust.
(7)	Includes 17,500 shares held by Rosewood Limited Partnership, a limited partnership of which Mr. Fisher is a general partner; and includes 98,880 stock options which are currently exercisable.
(8)	Includes 12,750 stock options which are currently exercisable.
(9)	Includes 12,750 stock options which are currently exercisable.
(10)	Includes 10,500 stock options which are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, Federated’s directors, its executive officers and any persons beneficially owning more than ten percent of Federated’s Class A Common Stock and Class B Common Stock are required to report their ownership of Federated’s Class A and Class B Common Stock and any changes in that ownership to the SEC and to the NYSE. Specific due dates for these reports have been established and Federated is required to report in this Information Statement any failure to file by these dates. All of these filing requirements were satisfied with the following exceptions: (1) filings reporting the grant of 3,000 stock options to purchase Class B Common Stock to Messrs. Murdy, Farrell, O’Connor and Kelly, Federated’s non-management directors, were filed late; and (2) a filing reporting the sale of 169,000 shares of Class B Common Stock by Shamrock Properties, Inc., a corporation of which Mr. John F. Donahue is the sole shareholder, was filed late. The late filing with respect to Mr. John F. Donahue was caused by a filing error by the law firm responsible for coordinating the filing of Federated’s Section 16 filings, which resulted in duplicate filings being made for Mr. John McGonigle and the filing for Mr. John F. Donahue being made a day late. In making these statements, Federated has relied on copies of the reports that its officers, directors and beneficial owners of more than ten percent of Federated’s Class A or Class B Common Stock have filed with the SEC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the independent registered public accounting firm for 2005 and continues to serve as the independent registered public accounting firm for Federated. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following fees are for services rendered by the independent registered public accounting firm for the audit of Federated’s financial statements for the fiscal year ended December 31, 2005, the review of the financial statements in Federated’s Forms 10-Q for the fiscal year 2005 and other billings for services rendered to Federated:

	2005	2004
Audit Fees:	$1,040,371	$825,773

Audit-Related Fees:	$102,418	$81,718
Fees for audit-related services include audits of the employee benefit plan and other attest services.

Tax Fees:	$53,576	$40,644
Fees for tax services include tax compliance, tax advice and tax planning.

All Other Fees:	$120,559	$111,005
Fees for other services including SEC filings required for certain fund mergers and disclosure controls review for Registered Investment Companies.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for pre-approval of audit, audit-related, tax and other services, classified as All Other Services, to be performed by Federated’s independent auditor. The policy was adopted in order to ensure that the provision of these services does not impair the auditor’s independence. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The term of the general pre-approval is 12 months from the date of pre-approval, unless specifically provided otherwise. The Audit Committee will waive the pre-approval requirement for services (other than audit, review or attest services) if (i) the aggregate amount of all such services provided constitutes no more than 5% of the total amount of revenues paid by Federated to its auditor during the fiscal year in which the services are provided; (ii) such services were not recognized by Federated at the time of engagement of the auditor to be non-audit services; and (iii) if such services are promptly brought to the attention of the Audit Committee (or its delegate) and approved prior to the completion of the audit. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman reports any pre-approval decisions to the Audit Committee at its scheduled meetings.

The Audit Committee pre-approves annual budgets for Audit, Audit-related Services, Tax Services, and All Other Services to be provided. Any proposed services exceeding pre-approved budget levels will require specific pre-approval by the Audit Committee.

APPROVAL OF AN INCREASE IN SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE

UNDER THE STOCK INCENTIVE PLAN

The Board of Directors believes that the availability of stock options, restricted stock and other stock-based incentives under Federated’s Stock Incentive Plan is important to Federated’s ability to attract and retain outstanding individuals. As of December 31, 2005, out of a total of 20,250,000 shares of Class B Common Stock reserved for issuance under the Stock Incentive Plan, only 1,701,728 shares remained available for grant. The Board of Directors believes additional shares will be needed under the Stock Incentive Plan to provide appropriate incentives to attract and retain outstanding individuals as directors, executive officers and key employees. Accordingly, on January 26, 2005, the Board of Directors approved an amendment to the Stock Incentive Plan, subject to shareholder approval, to reserve an additional 3,300,000 shares of Class B Common Stock for the Stock Incentive Plan, thereby increasing the total number of shares reserved for issuance under the Stock Incentive Plan from 20,250,000 to 23,550,000 shares.

Summary of the Stock Incentive Plan

The following summary of the Stock Incentive Plan is qualified in its entirety by reference to the complete text of the Stock Incentive Plan, a copy of which will be furnished to any shareholder upon request.

Purpose. The purpose of the Stock Incentive Plan is to continue to promote the long-term growth and performance of Federated and its affiliates and to attract and retain outstanding individuals using stock-based awards.

Stock Incentive Plan. All key employees of Federated and its affiliates are eligible to participate in the Stock Incentive Plan. The Stock Incentive Plan permits the granting of any or all of the following types of awards: (1) performance shares conditioned upon meeting performance objectives; (2) restricted stock; (3) stock options, including nonqualified stock options (“NSOs”) and incentive stock options (“ISOs”); (4) stock appreciation rights (“SARs”), in tandem with stock options or freestanding; and (5) other awards valued in whole or in part by reference to, or otherwise based on, Class B Common Stock. In connection with any award, payment representing dividends or interest or their equivalent may be made to Stock Incentive Plan participants. In addition, the Stock Incentive Plan provides for automatic grants of stock options to outside directors of Federated. The number of persons who currently hold options or restricted stock awards granted under the Stock Incentive Plan is approximately 250.

Term. The Stock Incentive Plan was adopted as of February 20, 1998 and was most recently amended on January 26, 2006 by the Board, but is subject to further approval by the holders of Class A Common Stock. The Stock Incentive Plan does not have a fixed expiration date but may be terminated by the Board at any time.

Shares Subject to Stock Incentive Plan. Currently, a total of 20,250,000 shares of Class B Common Stock may be issued under the Stock Incentive Plan. All of the shares are available for the grant of ISOs. Currently, no participant shall receive awards in respect of more than 900,000 shares of Class B Common Stock in any fiscal year of Federated. The aggregate fair market value (determined on the date of the grant) of shares of Class B Common Stock with respect to which ISOs granted to a participant become exercisable for the first time in any single calendar year will not exceed $100,000. In addition, shares issued by Federated as a result of the assumption or substitution of outstanding grants of an acquired company or entity will not reduce the shares available for grant under the Stock Incentive Plan. The shares of stock deliverable under the Stock Incentive Plan may consist of authorized and unissued shares, treasury shares, or any combination thereof. If any shares subject to any award are forfeited, or the award is otherwise terminated without issuance of shares or other consideration, the shares subject to such awards will again be available for grant under the Stock Incentive Plan. As of March 1, 2006, the closing price of a share of Class B Common Stock was $38.92.

Administration. The Stock Incentive Plan is administered by the Sub-Committee. With the exception of outside director options which are administered by the Board, the Sub-Committee has full authority to make awards under the Stock Incentive Plan, to determine the terms and conditions of such awards, and to interpret and make all other determinations affecting the Stock Incentive Plan, subject to the provisions of the Stock Incentive Plan and direction by the Board. The Sub-Committee may delegate some or all of its authority and responsibility under the Stock Incentive Plan with respect to awards to participants who are not subject to Section 162(m) or Section 16 of the Exchange Act to the Chief Executive Officer of Federated.

Performance Awards. Performance awards are grants of shares of Class B Common Stock subject to the attainment of performance objectives established by the Sub-Committee in connection with such grants and such other terms and conditions as the Sub-Committee shall determine. Except as otherwise determined by the Sub-Committee, recipients of performance awards will not be required to provide consideration other than the rendering of services. Subject to the provisions of the applicable award agreement, during the performance period, dividends and other distributions with respect to shares covered by a performance award shall, in the discretion of the Sub-Committee, either be paid to the recipient or held in escrow by Federated and paid when the performance award is earned.

Restricted Stock. Awards of shares subject to restrictions such as vesting and otherwise as the Sub-Committee may determine may be made from time to time to participants as selected by the Sub-Committee. Restricted stock may not be disposed of by the recipient until the lapse of certain restrictions established by the Sub-Committee. Upon termination of employment of the participant during the restriction period, all restricted stock not then vested will be forfeited, subject to such exceptions, if any, authorized by the Sub-Committee. Except as otherwise determined by the Sub-Committee, recipients of restricted stock are not required to provide consideration other than the rendering of services. Recipients will have, with respect to restricted stock, all of the rights of a shareholder of Federated including the right to receive any dividends to the extent permitted by applicable law, unless the Sub-Committee determines otherwise.

Stock Options. Options may be granted, from time to time, to employees determined by the Sub-Committee on such terms, not inconsistent with the Stock Incentive Plan, as the Sub-Committee may determine. The exercise price per share of Class B Common Stock of stock options granted to a participant is determined by the Sub-Committee as of the date of grant; provided, however, that (i) in the case of ISOs granted to a participant who on the grant date is not a more than 10% shareholder of Federated (“Ten Percent Holder”), such price shall not be less than 100% of the fair market value of a share of Class B Common Stock on the grant date, (ii) in the case of an ISO granted to a participant who on the grant date is a Ten Percent Holder, such price shall not be less than 110% of the fair market value of a share of Class B Common Stock on the grant date, and (iii) in the case of NSOs such price shall not be less than 85% of the fair market value of a share of Class B Common Stock on the grant date. The term of each such option, the time or times when it may be exercised, and the other applicable terms and conditions will be fixed by the Sub-Committee. Options may be exercised by payment of the purchase price in cash or, at the discretion of the Sub-Committee, in shares of Class B Common Stock having a fair market value on the date the option is exercised equal to the option exercise price or in such other manner as the Sub-Committee may approve.

Stock Appreciation Rights. A SAR may be granted in connection with an option or independent of an option. Upon exercise of a SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right will be exercised over the grant price of the SAR. The grant price (which will not be less than 100% of the fair market value of the shares on the date of grant) and other terms of the SAR will be determined by the Sub-Committee. Payment by Federated upon such exercise will be in cash.

Other Stock-Based Awards. In order to enable Federated to respond quickly to significant legislative and regulatory developments and to trends in executive compensation practices, the Sub-Committee will also be authorized to grant to participants, either alone or in addition to other awards granted under the Stock Incentive Plan, awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Class B Common Stock (“other stock-based awards”).

The Sub-Committee will determine the employees to whom other stock-based awards are to be made, the times at which such awards are to be made, the number of shares to be granted pursuant to such awards and all other conditions of such awards. The provisions of such awards need not be the same with respect to each recipient.

Outside Directors’ Stock Options. The Stock Incentive Plan provides that directors of Federated who are not employees of Federated shall receive options to purchase shares of Class B Common Stock. Such directors currently will receive options with respect to 7,500 shares upon their initial election to the Board of Directors and with respect to 3,000 shares annually thereafter.

All such options will be NSOs and will have a term of 10 years and an exercise price equal to 100% of the fair market value of the underlying shares on the date of grant. The initial grants of options to a director vest in three installments over a three year period. The annual grants are fully vested as of the date of grant. In the event of a director’s death, the options which are exercisable at the date of death will be exercisable for the next succeeding twelve months. Except as set forth below under “Adjustments,” neither the Board nor the Sub-Committee will have any discretion with respect to options granted to such directors pursuant to the Stock Incentive Plan.

Nonassignability of Awards. The Stock Incentive Plan provides that no award granted under the Stock Incentive Plan may be sold, exchanged, assigned, transferred, pledged or otherwise encumbered by a participant except in limited circumstances as outlined in the Stock Incentive Plan. Notwithstanding anything to the contrary contained in the Stock Incentive Plan, an award may be transferred to a “family member” as defined in and pursuant to the terms and conditions set forth in Section A.1.a.5 of the General Instructions to Form S-8, and on such terms and conditions as may be determined by the Sub-Committee. Each award will be exercisable, during the participant’s lifetime, only by the participant, or if permissible under applicable law, by the participant’s agent, guardian or attorney-in-fact.

Adjustments. The Stock Incentive Plan provides that, in the event of any change affecting the Class B Common Stock by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, or any other change in corporate structure such that Class B Common Stock are changed into or exchangeable for a larger or smaller number of shares, the Sub-Committee will make such substitution or adjustment in the aggregate number or class of shares which may be distributed under the Stock Incentive Plan and in the number, class and option price or other price of shares subject to the outstanding awards granted under the Stock Incentive Plan as it deems to be appropriate in order to maintain the purpose of the original grant.

The Sub-Committee will be authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or non-recurring events affecting Federated or its financial statements or changes in applicable laws, regulations or accounting principles, provided no such adjustment shall impair the rights of any participant without his consent. The Sub-Committee will be able to correct any defect, supply any omission or reconcile any inconsistency in the Stock Incentive Plan or any award in the manner and to the extent it shall deem desirable to carry it into effect. Provided that, only the full Board shall have the right to make any adjustments to the terms or conditions of outside directors’ options.

Special Forfeiture Rule. The Sub-Committee shall be authorized to impose additional forfeiture restrictions with respect to Awards granted under the Plan, other than outside directors’ option awards, including, without limitation, provisions for forfeiture in the event a participant shall engage in competition with Federated or in any other circumstance the Sub-Committee may determine.

Federal Income Tax Consequences. The following is a general summary of the principal federal income tax consequences of certain awards under the Stock Incentive Plan, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under the Plan are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations or promulgated thereunder (or an exception thereto). The Stock Incentive Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Code Section 401(a).

Nonqualified Stock Options. In general, an optionee will not recognize income at the time a NSO is granted. Rather, at the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. If the exercise price of an NSO is paid in whole or in part in shares of Class B Common Stock, the tax results to the optionee are (i) a tax-free exchange of previously owned shares for an equivalent number of new shares and (ii) the realization of ordinary income in an amount equal to the fair market value on the date of exercise of any additional shares received in excess of the number exchanged. At the time of sale of shares acquired pursuant to the exercise of an NSO, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss). Federated is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the optionee. This deduction is allowed in Federated’s taxable year in which the income is included as compensation to the optionee.

Incentive Stock Options. Options issued under the Stock Incentive Plan and designated as ISOs and are intended to qualify under Code Section 422. Under the provisions of Code Section 422 and the regulations promulgated thereunder, an optionee will not be required to recognize any income for federal income tax purposes at the time of grant of an ISO, nor is the Company entitled to any deduction. The exercise of an ISO is also is not a taxable event, although the difference between the option price and the fair market value of the option stock on the date of exercise is an item of tax preference for purposes of the alternative minimum tax.

The taxation of gain or loss upon the sale of shares acquired upon exercise of an ISO depends, in part, on whether the stock is held for at least two years from the date the option was granted and at least one year from after the date the stock was transferred to the optionee. If shares issued to an optionee upon the exercise of an ISO are not disposed of prior to satisfying the holding period requirements, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to satisfying the holding period requirements described above (a “disqualifying disposition”), the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, Federated generally will be entitled to a tax deduction in the same amount. Subject to certain exceptions for death or disability, if an optionee exercises an ISO more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a NSO.

Restricted Stock. Upon the grant of restricted stock, the participant will not recognize taxable income and Federated will not be allowed a tax deduction. Rather, on the date when the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock on that date (less the price paid, if any, for such stock). Alternatively, the participant may elect (commonly referred to as a Section 83(b) election), within 30 days after the grant of restricted stock, to recognize ordinary income at the time of the grant, in which event the amount of such ordinary income will be equal to the fair market value of the stock on the date of grant (less the price paid, if any, for such stock). If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. In either event, at the time the participant recognizes income with respect to the restricted stock, Federated is generally entitled to a deduction in an equal amount.

Compliance with Section 162(m); Consequences of Change of Control. It is Federated’s intent that compensation payable pursuant to awards (other than awards of Restricted Stock which vest based solely on continued employment) to “covered employees” as such term is defined in Regulation 1.162-27(c)(2) promulgated under Section 162(m) of the Internal Revenue Code, or any successor provision, qualify as “performance-based compensation” as defined in Regulation 1.162-27(e) under Section 162(m). If any provision of the Stock Incentive Plan or an award is later found to make compensation intended to be performance-based compensation ineligible for such treatment, the provision shall be deemed null and void, unless otherwise determined by the Sub-Committee. In addition, if a change of control of Federated causes awards under the Stock Incentive Plan to accelerate vesting, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of Federated’s deductions under Code Section 280G.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Rule 14a-8 of the Exchange Act contains the procedures for including certain shareholder proposals in Federated’s Information Statement and related materials. Shareholders entitled to vote may submit a shareholder proposal pursuant to Rule 14a-8 for the 2007 Annual Meeting of Shareholders of Federated prior to December 1, 2006. Except under certain limited circumstances, the holders of Class B Common Stock are not entitled to vote their shares. Any shareholder proposals should be addressed to the Secretary of Federated, Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.

Federated is a registered mark of Federated Investors, Inc.

2006 ©Federated Investors, Inc.

(3/06)

Appendix to Information Statement

Federated Investors, Inc. Stock Incentive Plan

(electronically filed with the SEC, but not distributed to security holders)

FEDERATED INVESTORS, INC.

STOCK INCENTIVE PLAN

(Adopted as of February 20, 1998)

(Amended as of August 26,1998)

(Amended as of August 31, 1998)

(Amended as of January 26, 1999)

(Amended as of May 17, 1999)

(Amended as of July 20, 1999)

(Amended as of January 29, 2002)

(Approved by Shareholders April 24, 2002)

(Amended as of February 5, 2004)

(Amended as of April 19, 2004)

1. Purpose

The purpose of the Federated Investors, Inc. Stock Incentive Plan (the “Plan”) is to:

(a)	Facilitate the assumption by Federated Investors, Inc., as the surviving corporation of a merger with its parent corporation, Federated Investors, of certain stock incentive awards previously made by Federated Investors to its employees; and

(b)	Continue to promote the long-term growth and performance of Federated Investors, Inc. and its affiliates and to attract and retain outstanding individuals by awarding directors, executive officers and key employees stock options, stock appreciation rights, performance awards, restricted stock and/or other stock-based awards.

2. Definitions

The following definitions are applicable to the Plan:

“Award” means the grant of Options, SARs, Performance Awards, Restricted Stock or other stock-based award under the Plan.

“Board” means the Board of Directors of the Company.

“Board Committee” means the committee of the Board appointed in accordance with Section 4 to administer the Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Class B Common Stock of the Company, no par value per share.

“Company” means Federated Investors, Inc., a Pennsylvania corporation, and its successors and assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, on any date, the closing sale price of one share of Common Stock, as reported on the New York Stock Exchange or any national securities exchange on which the Common Stock is then listed or on The NASDAQ Stock Market’s National Market (“NNM”) if the Common Stock is then quoted thereon, as published in the Wall Street Journal or another newspaper of general circulation, as of such date or, if there were no sales reported as of such date, as of the last date preceding such date as of which a sale was reported. In the event that the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NNM, Fair Market Value shall be the closing bid price as reported by The NASDAQ Stock Market or The NASDAQ SmallCap Market (if applicable), or if no such prices shall have been so reported for such date, on the next preceding date for which such prices were so reported. In the event that the Common Stock is not listed on the New York Stock Exchange, a national securities exchange or NNM, and is not listed for quotation on The NASDAQ Stock Market or The NASDAQ SmallCap Market, Fair Market Value shall be determined in good faith by the Board Committee in its sole discretion, and for this purpose the Board Committee shall be entitled to rely on the opinion of a qualified appraisal firm with respect to such Fair Market Value, but the Board Committee shall in no event be obligated to obtain such an opinion in order to determine Fair Market Value.

“Grant Date” means the date on which the grant of an Option under Section 5.1 hereof or a SAR under Section 6.1 hereof becomes effective pursuant to the terms of the Stock Option Agreement or Stock Appreciation Rights Agreement, as the case may be, relating thereto.

“Incentive Stock Option” means an option to purchase shares of Common Stock designated as an incentive stock option and which complies with Section 422 of the Code.

“Non-Statutory Stock Option” means an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Offering” means the initial public offering of Class B Common Stock by United States and international underwriters.

“Option” means any option to purchase shares of Common Stock granted under Sections 5.1 or 10.1 hereof.

“Option Price” means the purchase price of each share of Common Stock under an Option.

“Outside Director” means a member of the Board who is not an employee of the Company or any Subsidiary.

“Participant” means any salaried employee of the Company and its affiliates designated by the Board Committee to receive an Award under the Plan.

“Performance Award” means an Award of shares of Common Stock granted under Section 7.

“Performance Period” means the period of time established by the Board Committee for achievement of certain objectives under Section 7.1 hereof.

“Restriction Period” means the period of time specified in a Performance Share Award Agreement or a Restricted Stock Award Agreement, as the case may be, between the Participant and the Company during which the following conditions remain in effect: (i) certain restrictions on the sale or other disposition of shares of Common Stock awarded under the Plan, and (ii) subject to the terms of the applicable agreement, a requirement of continued employment of the Participant in order to prevent forfeiture of the Award.

“Stock Appreciation Rights” or “SARs” means the right to receive a cash payment from the Company equal to the excess of the Fair Market Value of a stated number of shares of Common Stock at the exercise date over a fixed price for such shares.

“Subsidiary” means any corporation, business trust or partnership (other than the Company) in an unbroken chain of corporations, business trusts or partnerships beginning with the Company if each of the corporations, business trusts or partnerships (other than the last corporation, business trust or partnership in the chain) owns stock, beneficial interests or partnership interests possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations, business trusts or partnerships in the chain.

“Ten Percent Holder” means a person who owns (within the meaning of Section 424(d) of the Code) more than ten percent of the voting power of all classes of stock of the Company or of its parent corporation or Subsidiary.

3. Shares Subject to Plan

3.1 Shares Reserved under the Plan. Subject to adjustment as provided in Section 3.2, the number of shares of Common Stock cumulatively available under the Plan shall equal 20,250,000 shares. All of such authorized shares of Common Stock shall be available for the grant of Incentive Stock Options under the Plan. No Participant shall receive Awards in respect of more than 900,000 shares of Common Stock in any fiscal year of the Company. In addition, the aggregate Fair Market Value (determined on the Grant Date) of Common Stock with respect to which Incentive Stock Options granted a Participant become exercisable for the first time in any single calendar year shall not exceed $100,000. Any Common Stock issued by the Company through the assumption or substitution of outstanding grants from an acquired corporation or entity shall not reduce the shares available for grants under the Plan. Shares of Common Stock to be issued pursuant to the Plan may be authorized and unissued shares, treasury shares, or any combination thereof. Subject to Section 6.2 hereof, if any shares of Common Stock subject to an Award hereunder are forfeited or any such Award otherwise terminates without the issuance of such shares of Common Stock to a Participant, or if any shares of Common Stock are surrendered by a Participant in full or partial payment of the Option Price of an Option, such shares, to the extent of any such forfeiture, termination or surrender, shall again be available for grant under the Plan.

3.2 Adjustments. The aggregate number of shares of Common Stock which may be awarded under the Plan and the terms of outstanding Awards shall be adjusted by the Board Committee to reflect a change in the capitalization of the Company, including but not limited to, a stock dividend or split, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, spin-off, spin-out or other distribution of assets to shareholders; provided that the number and price of shares subject to outstanding Options granted to Outside Directors pursuant to Section 10 hereof and the number of shares subject to future Options to be granted pursuant to Section 10 shall be subject to adjustment only as set forth in Section 10 hereof.

3.3 Merger With Federated Investors. Notwithstanding the foregoing, the Company’s merger with Federated Investors and assumption of its outstanding stock incentive awards will not result in any adjustment to the number of shares available under the Plan and will reduce the number of shares available under this Plan accordingly. For purposes of this Plan, after the merger all such stock incentive awards shall be treated as Awards under this Plan, except that any Grant Date, Performance Period or Restricted Period shall relate back to the date on which the awards were made by Federated Investors.

4. Administration of Plan

4.1 Administration by the Board Committee. The Plan shall be administered as follows.

(a)	Prior to an Offering, the Plan shall be administered by either the full Board or by the Board Committee if one is established by the Board. Prior to an Offering, any member of the Board may serve on the Board Committee.

(b)

After an Offering, the Plan shall be administered by the Board Committee, which shall consist of no fewer than two members of the Board who are (i) ”Non-Employee Directors” for purposes of Rule 16b-3 of the Commission under the Exchange Act and (ii) to the extent required to ensure that awards under the Plan are exempt for purposes of Section 162(m) of the Code, “outside directors” for purposes of Section 162(m); provided, however, that the Board Committee may delegate some or all of its authority and responsibility under the Plan with respect to Awards to Participants who are not subject to Section 16 of the Exchange Act to the Chief Executive Officer of the Company. In the event that, after an Offering, the Board does not have two members who qualify as “Non-Employee Directors” for purposes of Rule 16b-3, the Plan shall be administered by the full Board.

(c)	The Board Committee shall have authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to prescribe the form of any agreement or instrument executed in connection herewith, and to make all other determinations necessary or advisable for the administration of the Plan. All such interpretations, rules, regulations and determinations shall be conclusive and binding on all persons and for all purposes. In addition, the Board Committee shall have authority, without amending the Plan, to grant Awards hereunder to Participants who are foreign nationals or employed outside the United States or both, on terms and conditions different from those specified herein as may, in the sole judgment and discretion of the Board Committee, be necessary or desirable to further the purpose of the Plan.

(d)	Notwithstanding the foregoing, the Board Committee shall not have any discretion with respect to Options granted to Outside Directors pursuant to Section 10 hereof. In the event that the Board does not establish a Board Committee for any reason, any reference in this Plan to the Board Committee shall be deemed to refer to the full Board.

4.2 Designation of Participants. Participants shall be selected, from time to time, by the Board Committee, from those executive officers and key employees of the Company and its affiliates who, in the opinion of the Board Committee, have the capacity to contribute materially to the continued growth and successful performance of the Company. Outside Directors shall be Participants only in accordance with Section 10.

5. Stock Options

5.1 Grants. Options may be granted, from time to time, to such Participants as may be selected by the Board Committee on such terms, not inconsistent with this Plan, as the Board Committee shall determine. The Option Price shall be determined by the Board Committee effective on the Grant Date; provided, however, that (i) in the case of Incentive Stock Options granted to a Participant who on the Grant Date is not a Ten Percent Holder, such price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date, (ii) in the case of an Incentive Stock Option granted to a Participant who on the Grant Date is a Ten Percent Holder, such price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock on the Grant Date, and (iii) in the case of Non-Statutory Stock Options, such price shall be not less than eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Grant Date. The number of shares of Common Stock subject to each Option granted to each Participant, the terms of each Option, and any other terms and conditions of an Option granted hereunder shall be determined by the Board Committee, in its sole discretion, effective on the Grant Date; provided, however, that no Incentive Stock Option shall be exercisable any later than ten (10) years from the Grant Date. Each Option shall be evidenced by a Stock Option Agreement between the Participant and the Company which shall specify the type of Option granted, the Option Price, the term of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which the Option becomes exercisable and such other terms and conditions as the Board Committee shall determine.

5.2 Payment of Option Price. No shares of Common Stock shall be issued upon exercise of an Option until full payment of the Option Price therefor by the Participant. Upon exercise, the Option Price may be paid in cash, and, subject to approval by the Board Committee, in shares of Common Stock having a Fair Market Value equal to the Option Price, or in any combination thereof, or in any other manner approved by the Board Committee.

5.3 Rights as Shareholders. Participants shall not have any of the rights of a shareholder with respect to any shares subject to an Option until such shares have been issued upon the proper exercise of such Option.

5.4 Transferability of Options. Options granted under the Plan may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of except by will or by the laws of descent and distribution; provided, however, that, if authorized in the applicable Award agreement, a Participant may make one or more gifts of Options granted hereunder to members of the Participant’s immediate family or trusts or partnerships for the benefit of such family members. All Options granted to a Participant under the Plan shall be exercisable during the lifetime of such Participant only by such Participant, his agent, guardian or attorney-in-fact; provided, however, that all Options transferred in a manner consistent with the terms of an Award agreement may be exercised by the transferee.

5.5 Termination of Employment. If a Participant ceases to be an employee of either the Company or of any of its affiliates, the Options granted hereunder shall be exercisable in accordance with the Stock Option Agreement between the Participant and the Company.

5.6 Designation of Incentive Stock Options. Except as otherwise expressly provided in the Plan, the Board Committee may, at the time of the grant of an Option, designate such Option as an Incentive Stock Option under Section 422 of the Code.

5.7 Certain Incentive Stock Option Terms. In the case of any grant of an Incentive Stock Option, whenever possible, each provision in the Plan and in any related agreement shall be interpreted in such a manner as to entitle the Option holder to the tax treatment afforded by Section 422 of the Code, and if any provision of this Plan or such agreement shall be held not to comply with requirements necessary to entitle such Option to such tax treatment, then (i) such provision shall be deemed to have contained from the outset such language as shall be necessary to entitle the Option to the tax treatment afforded under Section 422 of the Code, and (ii) all other provisions of this Plan and the agreement relating to such Option shall remain in full force and effect. If any agreement covering an Option designated by the Board Committee to be an Incentive Stock Option under this Plan shall not explicitly include any terms required to entitle such Incentive

Stock Option to the tax treatment afforded by Section 422 of the Code, all such terms shall be deemed implicit in the designation of such Option and the Option shall be deemed to have been granted subject to all such terms.

6. Stock Appreciation Rights

6.1 Grants. Stock Appreciation Rights may be granted, from time to time, to such salaried employees of the Company and its affiliates as may be selected by the Board Committee. SARs may be granted at the discretion of the Board Committee either (i) in connection with an Option or (ii) independent of an Option. The price from which appreciation shall be computed shall be established by the Board Committee at the Grant Date; provided, however, that such price shall not be less than one-hundred percent (100%) of the Fair Market Value of the number of shares of Common Stock subject of the grant on the Grant Date. In the event the SAR is granted in connection with an Option, the fixed price from which appreciation shall be computed shall be the Option Price. Each grant of a SAR shall be evidenced by a Stock Appreciation Rights Agreement between the Participant and the Company which shall specify the type of SAR granted, the number of SARs, the conditions upon which the SARs vest and such other terms and conditions as the Board Committee shall determine.

6.2 Exercise of SARs. SARs may be exercised upon such terms and conditions as the Board Committee shall determine; provided, however, that SARs granted in connection with Options may be exercised only to the extent the related Options are then exercisable. Notwithstanding Section 3.1 hereof, upon exercise of a SAR granted in connection with an Option as to all or some of the shares subject of such Award, the related Option shall be automatically canceled to the extent of the number of shares subject of the exercise, and such shares shall no longer be available for grant hereunder. Conversely, if the related Option is exercised as to some or all of the shares subject of such Award, the related SAR shall automatically be canceled to the extent of the number of shares of the exercise, and such shares shall no longer be available for grant hereunder.

6.3 Payment of Exercise. Upon exercise of a SAR, the holder shall be paid in cash the excess of the Fair Market Value of the number of shares subject of the exercise over the fixed price, which in the case of a SAR granted in connection with an Option shall be the Option Price for such, shares.

6.4 Rights of Shareholders. Participants shall not have any of the rights of a shareholder with respect to any Options granted in connection with a SAR until shares have been issued upon the proper exercise of an Option.

6.5 Transferability of SARs. SARs granted under the Plan may not be sold, transferred, pledged, assigned, hypothecated or otherwise disposed of except by will or by the laws of descent and distribution. All SARs granted to a Participant under the Plan shall be exercisable during the lifetime of such Participant only by such Participant, his agent, guardian, or attorney-in-fact.

6.6 Termination of Employment. If a Participant ceases to be an employee of either the Company or of any of its affiliates, SARs granted hereunder shall be exercisable in accordance with the Stock Appreciation Rights Agreement between the Participant and the Company.

7. Performance Awards

7.1 Awards. Awards of shares of Common Stock may be made, from time to time, to such Participants as may be selected by the Board Committee. Such shares shall be delivered to the Participant only upon (i) achievement of such corporate, sector, division, individual or any other objectives or criteria during the Performance Period as shall be established by the Board Committee and (ii) the expiration of the Restriction Period. Except as provided in the Performance Share Award Agreement between the Participant and the Company, shares subject to such Awards under this Section 7.1 shall be released to the Participant only after the expiration of the relevant Restriction Period. Each Award under this Section 7.1 shall be evidenced by a Performance Share Award Agreement between the Participant and the Company which shall specify the applicable performance objectives, the Performance Period, the Restriction Period, any forfeiture conditions and such other terms and conditions as the Board Committee shall determine.

7.2 Stock Certificates. Upon an Award of shares of Common Stock under Section 7.1 of the Plan, the Company shall issue a certificate registered in the name of the Participant bearing the following legend and any other legend required by any federal or state securities laws or by the Delaware Business Trust Act:

“The sale or other transfer of the shares of stock represented by this certificate is subject to certain restrictions set forth in the Federated Investors, Inc. Stock Incentive Plan, administrative rules adopted pursuant to such Plan and a Performance Share Award Agreement between the registered owner and Federated Investors, Inc. A copy of the Plan, such rules and such Agreement may be obtained from the Secretary of Federated Investors, Inc.”

Unless otherwise provided in the Performance Share Award Agreement between the Participant and the Company, such certificates shall be retained by the Company until the expiration of the Restriction Period. Upon the expiration of the Restriction Period, the Company shall (i) cause the removal of the legend from the certificates for such shares as to which a Participant is entitled in accordance with the Performance Share Award Agreement between the Participant and the Company and (ii) release such shares to the custody of the Participant.

7.3 Rights as Shareholders. Subject to the provisions of the Performance Share Award Agreement between the Participant and the Company, during the Performance Period, dividends and other distributions paid with respect to all shares awarded thereto under Section 7.1 hereof shall, in the discretion of the Board Committee, either be paid to Participants or held in escrow by the Company and paid to Participants only at such time and to such extent as the related Performance Award is earned. During the period between the completion of the Performance Period and the expiration of the Restriction Period, Participants shall be entitled to receive dividends and other distributions only as to the number of shares determined in accordance with the Performance Share Award Agreement between the Participant and the Company.

7.4 Transferability of Shares. Certificates evidencing the shares of Common Stock awarded under the Plan shall not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise disposed of until the expiration of the Restriction Period.

7.5 Termination of Employment. If a Participant ceases to be an employee of either the Company or of one of its affiliates, the number of shares subject of the Award, if any, to which the Participant shall be entitled shall be determined in accordance with the Performance Share Award Agreement between the Participant and the Company.

7.6 Transfer of Employment. If a Participant transfers employment from one business unit of the Company or any of its affiliates to another business unit during a Performance Period, such Participant shall be eligible to receive such number of shares of Common Stock as the Board Committee may determine based upon such factors as the Board Committee in its sole discretion may deem appropriate.

8. Restricted Stock Awards

8.1 Awards. Awards of shares of Common Stock subject to such restrictions as to vesting and otherwise as the Board Committee shall determine, may be made, from time to time, to Participants as may be selected by the Board Committee. The Board Committee may in its sole discretion at the time of the Award or at any time thereafter provide for the early vesting of such Award prior to the expiration of the Restriction Period. Each Award under this Section 8.1 shall be evidenced by a Restricted Stock Award Agreement between the Participant and the Company which shall specify the vesting schedule, any rights of acceleration, any forfeiture conditions, and such other terms and conditions as the Board Committee shall determine.

8.2 Stock Certificates. Upon an Award of shares of Common Stock under Section 8.1 of the Plan, the Company shall issue a certificate registered in the name of the Participant bearing the following legend and any other legend required by any federal or state securities laws or by the Delaware Business Trust Act.

“The sale or other transfer of the shares of stock represented by this certificate is subject to certain restrictions set forth in the Federated Investors, Inc. Stock Incentive Plan, administrative rules adopted pursuant to such Plan and a Restricted Stock Award Agreement between the registered owner and Federated Investors, Inc. A copy of the Plan, such rules and such agreement may be obtained form the Secretary of Federated Investors, Inc.”

Unless otherwise provided in the Restricted Stock Award Agreement between the Participant and the Company, such certificates shall be retained in custody by the Company until the expiration of the Restriction Period. Upon the expiration of the Restriction Period, the Company shall (i) cause the removal of the legend from the certificates for such shares as to which a Participant is entitled in accordance with the Restricted Stock Award Agreement between the Participant and the Company and (ii) release such shares to the custody of the Participant.

8.3 Rights as Shareholders. During the Restriction Period, Participants shall be entitled to receive dividends and other distributions paid with respect to all shares awarded thereto under Section 8.1 hereof.

8.4 Transferability of Shares. Certificates evidencing the shares of Common Stock awarded under the Plan shall not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise disposed of until the expiration of the Restriction Period.

8.5 Termination of Employment. If a Participant ceases to be an employee of either the Company or of any of its affiliates, the number of shares subject of the Award, if any, to which the Participant shall be entitled shall be determined in accordance with the Restricted Stock Award Agreement between the Participant and the Company. All remaining shares as to which restrictions apply at the date of termination of employment shall be forfeited subject to such exceptions, if any, authorized by the Board Committee.

9. Other Stock-Based Awards

Awards of shares of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, may be made, from time to time, to salaried employees of the Company and its affiliates as may be selected by the Board Committee. Such Awards may be made alone or in addition to or in connection with any other Award hereunder. The Board Committee may in its sole discretion determine the terms and conditions, if any, of any such Award. Each such Award shall be evidenced by an agreement between the Participant and the Company which shall specify the number of shares of Common Stock subject of the Award, any consideration therefor, any vesting or performance requirements and such other terms and conditions as the Board Committee shall determine.

10. Outside Directors’ Options

10.1 Initial Grants. Effective on the dates set forth below, each category of Outside Director of the Company described below shall be automatically granted an Option to purchase 7,500 shares of Common Stock:

(i)	for any Outside Director serving on the Board at the effective date of the Offering, the effective date of the Offering;

(ii)	for any Outside Director elected by the shareholders of the Company subsequent to the effective time of the Offering, the date of such Outside Director’s initial election to the Board; and

(iii)	for any Outside Director appointed by the Board subsequent to the effective time of the Offering, the date such Outside Director’s appointment to the Board becomes effective.

All such Options shall be Non-Statutory Stock Options. The Option Price for all Options granted pursuant to this Section 10 shall be the greater of (a) $12.67 per share or (b) one hundred percent (100%) of the Fair Market Value per share of Common Stock on the date of grant.

10.2 Annual Grants. Effective on the date of each Annual Meeting of the shareholders of the Company that occurs after the Offering, each Outside Director who will be continuing as a director after such Annual Meeting, but not including any Outside Director who is first elected at such Annual Meeting, shall automatically be granted an Option to purchase 3,000 shares of Common Stock. All such Options shall be Non-Statutory Stock Options. The Option price shall be one-hundred percent (100%) of the Fair Market Value per share of Common Stock on the date of the grant.

10.3 Exercise of Options. Three thousand (3,000) of the initial Options granted pursuant to Section 10.1 shall vest in an Outside Director on the first anniversary of such grant and two thousand, two hundred and fifty (2,250) of the initial Options shall vest on each subsequent anniversary of such grant until such Options are fully vested at the end of three years. All Options granted pursuant to Section 10.2 shall vest immediately. All vested Options shall be immediately exercisable and may be exercised by the Outside Director for a period of ten (10) years from the date of grant; provided, however, that in the event of the death or disability of an Outside Director, the Options shall be exercisable only within the twelve (12) months next succeeding the date of death or disability and only if and to the extent that the Outside Director was entitled to exercise the Options at the date of the Outside Director’s death or disability, as the case may be. If an Outside Director’s service with the Corporation terminates due to retirement all vested Options may be exercised by the Outside Director for a period of ten (10) years from the date of grant; provided, however, that in the event of the death of a retired Outside Director, the Options shall be exercisable only within the twelve (12) months next succeeding the date of death. If an Outside Director’s service with the Company terminates for any reason other than retirement, death or disability, the Options shall be exercisable for thirty (30) days after the date of such termination and only if and to the extent the Outside director was entitled to exercise the Options at the date of such termination. In the case of death, such Options shall be exercisable only by the executor or administrator of the Outside Director’s estate or by the person or persons to whom the Outside Director’s rights under the Options shall pass by the Outside Director’s will or the laws of descent and distribution. Notwithstanding the foregoing, in no event shall any Option be exercisable more than ten (10) years after the date of grant.

10.4 Payment of Option price. An Option granted to an Outside Director shall be exercisable only upon payment to the Company of the Option price. Payment for the shares shall be in United States dollars, payable in cash or by check.

10.5 Adjustments. In case there shall be a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure such that the shares of Common Stock are changed into or become exchangeable for a larger or smaller number of shares, thereafter the number of shares subject to outstanding Options granted to Outside Directors and the number of shares subject to Options to be granted to Outside Directors pursuant to the provisions of this Section 10 shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such change in corporate structure, provided that the number of shares shall always be a whole number, and the purchase price per share of any outstanding Options shall, in the case of an increase in the number of shares, be proportionately reduced, and in the case of a decrease in the number of shares, shall be proportionately increased.

11. Amendment or Termination of Plan

The Board may amend, suspend or terminate the Plan or any part thereof from time to time, provided that no change may be made which would impair the rights of a Participant to whom shares of Common Stock have theretofore been awarded without the consent of said Participant.

12. Miscellaneous

12.1 Rights of Employees. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any affiliate to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continued employment with the Company or any affiliate.

12.2 Tax Withholding. The Company shall have the authority to withhold, or to require a Participant to remit to the Company, prior to issuance or delivery of any shares or cash hereunder, an amount sufficient to satisfy federal, state and a local tax withholding requirements associated with any Award. In addition, the Company may, in its sole discretion, permit a Participant to satisfy any tax withholding requirements, in whole or in part, by (i) delivering to the Company shares of Common Stock held by such Participant having a Fair Market Value equal to the amount of the tax; (ii) directing the Company to retain shares of Common stock otherwise issuable to the Participant under the Plan; or (iii) any other method approved by the Board Committee.

12.3 Status of Awards. Awards hereunder shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or affiliate and shall not affect any benefits under any other benefit plan now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation.

12.4 Waiver of Restrictions. The Board Committee may, in its sole discretion, based on such factors as the Board Committee may deem appropriate, waive in whole or in part, any remaining restrictions or vesting requirements in connection with any Award hereunder.

12.5 Adjustment of Awards. Subject to Section 11, the Board Committee shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards (except Options granted pursuant to Section 10 hereof) in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles; provided however, that no such adjustment shall impair the rights of any Participant without his consent. The Board Committee may also make Awards hereunder in replacement of, or as alternatives to, Awards previously granted to Participants, including without limitation, previously granted Options having higher Option Prices and grants or rights under any other plan of the Company or of any acquired entity. The Board Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Board Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate. Notwithstanding the above, only the full Board (and not the Board Committee) shall have the right to make any adjustments in the terms or conditions of Options granted pursuant to Section 10.

12.6 Consideration for Awards. Except as otherwise required in any applicable agreement or by the terms of the Plan, Participants under the Plan shall not be required to make any payment or provide consideration for an Award other than the rendering of services.

12.7 Special Forfeiture Rule. Notwithstanding any other provision of this Plan to the contrary, the Board Committee shall be authorized to impose additional forfeiture restrictions with respect to Awards granted under the Plan, other than Awards pursuant to Section 10 hereof, including, without limitation, provisions for forfeiture in the event the Participant shall engage in competition with the Company or in any other circumstance the Board Committee may determine.

12.8 Effective Date and Term of Plan. The Plan shall be effective as of the date it is approved by the Board, subject to the approval thereof by the shareholders of the Company. Unless terminated under the provisions of Section 11 hereof, the Plan shall continue in effect indefinitely; provided, however, that no Incentive Stock Options shall be granted after the tenth anniversary of the effective date of the Plan.

12.9 Compliance with Section 162(m). It is the Company’s intent that compensation payable pursuant to Awards (other than Awards of Restricted Stock which vest based solely on continued employment) to “covered employees” as such term is defined in Regulation 1.162-27(c)(2) promulgated under Section 162(m) of the Code, or any successor provision (“Section 162(m)”), qualify as “performance-based compensation” as defined in Regulation 1.162-27(e) under Section 162(m). If any provision of this Plan or an Award is later found to make compensation intended to be performance-based compensation ineligible for such treatment, the provision shall be deemed null and void, unless otherwise determined by a committee of the Board comprised solely of “outside directors” as such term is defined under Regulation 1.162-27(e)(3) under Section 162(m).

12.10 Transferability of Awards. Notwithstanding anything to the contrary contained in this Plan, any Award may be transferred to a “family member” as defined in and pursuant to the terms and conditions set forth in Section A.1.a.5 of the General Instructions to Form S-8 promulgated under the Securities Act of 1933, as amended, as such provision may be amended from time to time, on such terms and conditions as may be determined by the Committee.

Stock numbers adjusted for stock splits as of April 19, 2004